Exhibit n(v) under Form N-1A
                                            Exhibit 99 under Item 601/Reg. S-K

                            AMENDMENT #2 TO EXHIBIT E
                                     to the
                               Multiple Class Plan
                              MARSHALL FUNDS, INC.
                                 Class I Shares
                        Marshall International Stock Fund
                           Marshall Money Market Fund
                      Marshall Government Money Market Fund

     This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the above-listed portfolios of the Corporation ("International Fund", "Money Market Fund", and "Government Money Market Fund", individually, and "Funds", collectively) on whose behalf it is executed as of the date stated below, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Class I Shares of the Funds.

1.  Separate Arrangements

     Channel/Target Customers
     Class I Shares of the International Fund are designed for sale to institutional investors.
     Class I Shares of the Money Market Fund are designed for sale to institutional investors that are not natural persons.
     Class I Shares of the Government Money Market Fund are designed for sale to institutional investors that are not natural persons.


     Sales Load
     None.

     Distribution Fees
     None.

     Shareholder Services Fees
     None.

     Minimum Investments
     The minimum initial investment in Class I Shares of the International Fund is $1 million. The minimum initial investment in Class I Shares of the Money Market Fund is $10 million. The minimum initial investment in Class I Shares of the Government Money Market Fund is $10 million. Subsequent investments in the Class I Shares of either Fund must be in amounts of at least $100,000.

     Voting Rights
     Each Class I Share gives the shareholder one vote in Director elections and other matters submitted to shareholders of the entire Corporation for vote. All shares of each portfolio or class in the Funds have equal voting rights, except that only shares of a particular portfolio or class are entitled to vote in matters affecting that portfolio or class.

2.   Expense Allocation
     Distribution Fees
     None.

     Shareholder Service Fees
     None.

3.   Conversion Features

     Class I Shares are not convertible into shares of any other class.

4.   Exchange Features

     Class I Shares of any portfolio may be exchanged for Shares of other Funds of the Corporation pursuant to the conditions described in the appropriate prospectus.

     IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the above-listed portfolios of the Corporation by their duly-authorized officers(s) as of the date(s) set forth below.


                                          MARSHALL FUNDS, INC.


                                          By:  /s/ John M. Blaser
                                          Name:  John M. Blaser
                                          Title:  President
                                          Date:  December 31, 2003